Exhibit 5.1

Chadwick L. Mills

+1 650 843 5654

cmills@cooley.com

August 1, 2019

Cerus Corporation

2550 Stanwell Drive

Concord, California 94520

Re:	Registration on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Cerus Corporation, a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 11,800,000 shares of the Company’s Common Stock, $0.001 par value (the “Shares”), pursuant to the Company’s Amended and Restated 2008 Equity Incentive Plan (the “2008 Plan”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectus, (b) the 2008 Plan, (c) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect, and (d) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the 2008 Plan, and the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Chadwick L. Mills
Chadwick L. Mills